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                                                                    EXHIBIT 99.1

NEWS RELEASE                                                     [WILLIAMS LOGO]

NYSE: WMB

DATE: Jan. 4, 2002

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
CONTACT:  Jim Gipson                     Rick Rodekohr                      Richard George
          Williams (media relations)     Williams (investor relations)      Williams (investor relations)
          (918) 573-2111                 (918) 573-2087                     (918) 573-3679
          jim.gipson@williams.com        rick.rodekohr@williams.com         richard.george@williams.com
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WILLIAMS ANNOUNCES INTENTION TO SELL PUBLICLY TRADED UNITS

     TULSA, Okla. - Williams (NYSE:WMB) announced today it plans to offer $1 billion in publicly traded units, called FELINE PACS(SM), next week, subject to market conditions, as part of a previously announced plan to maintain the company's investment-grade credit ratings.

     The offering is expected to consist of publicly traded units that include a senior debt security and an equity purchase contract. The debt will have a term of five years, and the equity purchase contract will require the company to deliver Williams common stock to holders after three years at a previously agreed rate. The securities will be issued pursuant to Williams' existing shelf registration statement on file with the Securities and Exchange Commission.

     Net proceeds of the offering will be used as part of a balance sheet strengthening plan announced on Dec. 19 to fund the company's capital program, repay commercial paper and other short-term debt and for general corporate purposes. Additional information on the offering will be available by Monday, when the preliminary prospectus supplement is filed with the Securities and Exchange Commission.

     Williams has appointed Merrill Lynch & Co. and Salomon Smith Barney Inc. as the joint-lead managers for the offering.

     This news release is not an offer to sell or a solicitation of an offer to buy any security. Any such offer may only be made by means of the preliminary prospectus supplement and the related prospectus, copies of which may be obtained starting Monday from the joint-lead managers.

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ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com. SM Service mark of Merrill Lynch & Co, Inc.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.